Exhibit 99.1

Susan B. Railey For shareholders and securities brokers (301) 468-3120 James T. Pastore For news media (202) 546-6451	FOR IMMEDIATE RELEASE

CRIIMI MAE Announces Charge to Third Quarter Earnings Due to Termination of Employment Contracts

ROCKVILLE, MD, September 3, 2003 – CRIIMI MAE Inc. (NYSE:CMM) today announced that it will take a charge of approximately $2.9 million in the third quarter of 2003 as a result of payments due in connection with the termination of employment contracts of three of its senior executive officers.

The employment contracts for David Iannarone, Cynthia Azzara, and Brian Hanson expired and were not renewed in August 2003.  These contracts, which the Company put into place in 2001 to ensure management continuity following CRIIMI MAE’s bankruptcy restructuring and through the Company’s January 2003 recapitalization, provided for payments of approximately $1 million to each executive due to termination of the contracts.

Both Mr. Iannarone and Ms. Azzara have agreed to continue with the Company as “at will” employees.   Mr. Iannarone has assumed the new position of Executive Vice President, Legal and Deal Management, and Ms. Azzara has been promoted to Executive Vice President, Chief Financial Officer and Treasurer.  Mr. Iannarone will be relocating to the Company’s New York office.  Ms. Azzara and Mr. Iannarone will report directly to CRIIMI MAE’s recently named President and Chief Operating Officer, Mark Jarrell.

Mr. Hanson is no longer employed by the Company, but is expected to agree to a short-term consulting arrangement while CRIIMI MAE conducts a search for a new executive to oversee asset management.

Barry Blattman, Chairman and Chief Executive Officer stated: “We have come a long way and we were fortunate to have had the benefit of the management expertise that Cindy, Dave and Brian provided to CRIIMI MAE following the restructuring and through the subsequent recapitalization.  We wish the best for Brian and appreciate his enormous contributions to the CRIIMI MAE team.”

CRIIMI MAE Inc. is a commercial mortgage REIT based in Rockville, MD.  CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs mortgage servicing functions for approximately $16 billion of commercial mortgage loans.

For further information about the Company, see the Company’s Web site: www.criimimaeinc.com or shareholders and securities brokers may contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

###